Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-256322

July 16, 2021

AMTD Digital Inc.

AMTD Digital Inc., or the Company, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details of this offering. You may obtain these documents and other documents that the Company has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by contacting AMTD Global Markets Limited, at 23/F Nexxus Building, 41 Connaught Road Central, Hong Kong, Attention: ECM Department, by calling +852 3163-3288, or via email: ibd.project.genesis3@amtdglobalmarkets.com, Loop Capital Markets LLC, at 111 West Jackson Boulevard, Suite 1901, Chicago, IL 60604, U.S.A., Attention: ECM Department, by calling +1 (312) 913-4900, or via email: LoopECM@loopcapital.com, Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, U.S.A., Attention: Clifford A. Teller, by calling +1 (212) 895-3745, or via email: ecitarrella@maximgrp.com, or Livermore Holdings Limited, at Unit 1214A, 12/F, Tower II Cheung Sha Wan Plaza, 833 Cheung Sha Wan Road, Kowloon, Hong Kong, Attention: ECM Department, by calling +852 3704-9511, or via email: project@livermore.com.hk. You may also access the Company’s most recent prospectus dated July 16, 2021, which was included in Amendment No. 4 to the Company’s registration statement on Form F-1, as filed with the SEC via EDGAR on July 16, 2021, or Amendment No. 4, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/0001809691/000119312521217371/d943653df1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 4. All references to page numbers are to page numbers in Amendment No. 4.

(1)	Amend the first bulleted paragraph on page 2 to read as follows:

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Singa Bank—a digital wholesale banking platform to be established to provide comprehensive services to SME and corporate clients. Our subsidiary, AMTD Digital Holdings Pte. Ltd., entered into a binding term sheet in December 2019 with Xiaomi, SP Group, and Funding Societies to establish a consortium in which AMTD Digital Holdings Pte. Ltd.were to become the largest shareholder. AMTD Digital intended to pursue digital banking opportunities in Singapore through Singa Bank and other parts of Asia through cooperations, the launch of which would be subject to obtaining a digital wholesale banking license from the Monetary Authority of Singapore, or the MAS, or other regulators in the respective regions. We have submitted our application for the Singapore digital banking wholesale license on December 31, 2019. On December 4, 2020, the MAS announced the grant of four licenses to other applicants, indicating that the digital banking licenses are introduced as a pilot, and the MAS will consider granting more of such licenses in the future. We and Xiaomi intend to further pursue such digital banking license opportunity, and plan to submit an application if and when the MAS opens up new round of applications for such licenses in the future. It is uncertain whether and when the MAS will open a new round to accept new applications, and there is no assurance we will be able to obtain such license in the new round of application process, if any. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

(2)	Amend the second bulleted paragraph on page 2 to read as follows:

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Applaud—Applaud Digital Solutions Pte. Ltd., or Applaud, was incorporated by one of our subsidiaries, AMTD Digital Solutions Pte. Ltd., together with PolicyPal Pte. Ltd. Applaud submitted an application to the MAS for a direct insurer (composite) license on July 14, 2020. Applaud has made two presentations and multiple rounds of written communications with the MAS. We believe all the steps required for the application at this stage have already been taken and the application is currently pending for further notice of the next step , if any. It is uncertain whether and when MAS will come back further on the application, and it is also uncertain whether and when Applaud will obtain the direct insurer license. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

(3)

Amend the second paragraph of the risk factor under the heading “We and our Controlling Shareholder have a limited operating history and experience in the newly developed digital banking business in Asia, which makes it difficult to evaluate our business. We cannot assure you that the digital banking initiatives of our Controlling Shareholder and our company will develop or succeed as we expect.” on pages 18–19 to read as follows:

Our subsidiary, AMTD Digital Holdings Pte. Ltd., entered into a binding term sheet in December 2019 with Xiaomi, SP Group, and Funding Societies to establish a consortium in which AMTD Digital Holdings Pte. Ltd. were to become the largest shareholder. AMTD Digital intended to pursue digital banking opportunities in Singapore through Singa Bank and other parts of Asia through cooperations, the launch of which is subject to obtaining a digital wholesale banking license from the MAS or other regulators in the respective regions. The MAS had previously announced that they planned to grant up to five digital banking licenses. We have submitted our application for the Singapore digital banking wholesale license on December 31, 2019. On December 4, 2020, the MAS announced the grant of four licenses to other applicants, indicating that the digital banking licenses are introduced as a pilot, and the MAS will consider granting more of such licenses in the future. We and Xiaomi intend to further pursue such digital banking license opportunity, and plan to submit an application if and when the MAS opens up new round of applications for such licenses in the future. We expect to provide online banking products and services through Singa Bank. However, it is uncertain whether and when the MAS will open a new round to accept new applications and we cannot assure you that we will be successful in obtaining a digital wholesale banking license within a certain time frame or at all, or that Singa Bank will be established, or such digital banking operations will be launched as planned.

(4)	Amend the risk factor under the heading “Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.” on page 21 to read as follows:

Financial services is a highly-regulated industry, and we are required to obtain applicable licenses, permits, and approvals from different regulatory authorities in order to conduct or expand our business. Various governmental authorities in Singapore and Hong Kong have promulgated various regulations on the financial services, including regulations requiring digital banking license, insurance brokerage license, and exempt financial advisor status. We have obtained our insurance brokerage license issued by the Hong Kong Insurance Authority through AMTD Risk Solutions Group Limited. In Singapore, BaoXianBaoBao Pte. Ltd., a digital insurance platform in which we hold a 51% equity interest, is a registered insurance broker with respect to direct insurance and exempt financial advisor in relation to advising on investment products that are life policies and arranging of life policies, other than for reinsurance (and has notified the MAS of the same), and offering technology services to insurance partners. Applaud Digital Solutions Pte. Ltd. was incorporated by one of our subsidiaries, AMTD Digital Solutions Pte. Ltd., together with PolicyPal Pte. Ltd. Applaud submitted an application to the MAS for a direct insurer (composite) license on July 14, 2020. Applaud has made two presentations and multiple rounds of written communications with the MAS. We believe all the steps required for the application at this stage have already been taken and the application is currently pending for further notice of the next step, if any. It is uncertain whether and when MAS will come back further on the application, and it is also uncertain whether and when Applaud will obtain the direct insurer license. In addition, we and several business partners have jointly applied, in the name of Singa Bank, for a digital wholesale banking license in Singapore with the MAS. The MAS had previously announced that they planned to grant up to five digital banking licenses. We have submitted our application for the license on December 31, 2019. On December 4, 2020, the MAS announced the grant of four licenses to other applicants , indicating that the digital banking incenses are introduced as a pilot, and the MAS will consider granting more of such licenses in the future. We and Xiaomi intend to further pursue such digital banking license opportunity, and plan to submit an application if and when the MAS opens up new round of applications for such licenses. It is uncertain whether and when the MAS will open a new round to accept new applications, and we cannot assure you that Singa Bank will successfully obtain the license. Furthermore, any dropout of our business partners in our license application consortia or any change in the relevant regulatory environment could materially and adversely affect our chance to successfully obtain the relevant licenses. Failure by Singa Bank to obtain the digital wholesale banking license and by Applaud to obtain the direct insurer (composite) license from the MAS may impair our ability to expand our digital financial services business to Singapore, which may materially and adversely affect our business and prospects. Additionally, there is no assurance that the Singapore or Hong Kong regulatory authorities will not issue new regulations governing the financial product and service industry that might require us or our business partners to obtain additional licenses, permits, or approvals for our current or future business operations, which may materially and adversely affect our business operations and financial condition. Failure to obtain additional licenses under current or new regulations may also impair our ability to expand our businesses across new geographical regions.

(5)	Amend the last bulleted paragraph on page 73, and the second last bulleted paragraph on page 131 to each read as follows:

•

Singa Bank—a digital wholesale banking platform to be established to provide comprehensive services to SME and corporate clients. Our subsidiary, AMTD Digital Holdings Pte. Ltd., entered into a binding term sheet in December 2019 with Xiaomi, SP Group, and Funding Societies to establish a consortium in which AMTD Digital Holdings Pte. Ltd. were to become the largest shareholder. AMTD Digital intended to pursue digital banking opportunities in Singapore through Singa Bank and in other parts of Asia through cooperations, the launch of which would be subject to obtaining a digital wholesale banking license from the MAS or other regulators in the respective regions. We have submitted our application for the Singapore digital banking wholesale license on December 31, 2019. On December 4, 2020, the MAS announced the grant of four licenses to other applicants, indicating that the digital banking licenses are introduced as a pilot, and the MAS will consider granting more such licenses in the future. We and Xiaomi intend to further pursue such digital banking license opportunity, and plan to submit an application if and when the MAS opens up new round of applications for such licenses in the future. It is uncertain whether and when the MAS will open a new round to accept new applications, and there is no assurance we will be able to obtain such license in the new round of application process, if any. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

(6)	Amend the first bulleted paragraph on page 74 to read as follows:

•

Applaud—Applaud Digital Solutions Pte. Ltd., or Applaud, was incorporated by one of our subsidiaries, AMTD Digital Solutions Pte. Ltd., together with PolicyPal Pte. Ltd. Applaud submitted an application to the MAS for a direct insurer (composite) license on July 14, 2020. Applaud has made two presentations and multiple rounds of written communications with the MAS. We believe all the steps required for the application at this stage have already been taken and the application is currently pending for further notice of the next step, if any. It is uncertain whether and when MAS will come back further on the application, and it is also uncertain whether and when Applaud will obtain the direct insurer license. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

(7)	Amend the last bulleted paragraph on page 131 to read as follows:

•

Applaud—Applaud was incorporated by one of our subsidiaries, AMTD Digital Solutions Pte. Ltd., together with PolicyPal Pte. Ltd. Applaud submitted an application to the MAS for a direct insurer (composite) license on July 14, 2020. Applaud has made two presentations and multiple rounds of written communications with the MAS. We believe all the steps required for the application at this stage have already been taken and the application is currently pending for further notice of the next step, if any. It is uncertain whether and when MAS will come back further on the application, and it is also uncertain whether and when Applaud will obtain the direct insurer license. See “Risk Factors—Failure to obtain, renew, or retain licenses, permits, or approvals may affect our ability to conduct or expand our business.”

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